UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2008

China Solar & Clean Energy Solutions, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-12561	95-3819300
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

Building 3 No. 28, Feng Tai North Road, Beijing China, 100071
(Address of principal executive offices, including zip code)

+86-10-63850516
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 27, 2008, Beijing Deli Solar Technology Development Co., Ltd., our wholly-owned subsidiary (“Deli Solar (Beijing)”), entered into an Equity Interest Purchase Agreement (hereinafter the “Agreement”) to acquire approximately 29.97% of the outstanding equity interest of Tianjin Huaneng Group Energy Equipment Co., Ltd., a majority-owned subsidiary of the Company (“Tianjin Huaneng”), from the 29 minority shareholders of Tianjin Huaneng named therein (the “Tianjin Huaneng Shareholders”).

Cash Purchase Price: Under the Agreement, Deli Solar (Beijing) agreed to purchase 29.97% of the current equity interest of Tianjin Huaneng from the Tianjin Huaneng Shareholders for RMB 10.68 million ($1,557,578 US Dollars) payable in cash within seven days of the execution of the Agreement.

Warrants Purchase Price. In addition to the cash purchase price, the Company also agreed to issue to the Tianjin Huaneng Shareholders or their designated beneficiaries a total of 1,000,000 five year warrants to purchase the Company’s common stock at an exercise of $1.10 per share.

Moreover, the Company decided to increase its equity interest in Tianjin Huaneng Corporation by contributing an additional RMB 15,740,000 ($2,295,531 US Dollars), which increased the registered capital of Tianjin Huaneng from RMB 5.94 million to RMB 21.68 million following the consummation of the Agreement.

On July 1, 2007, Deli Solar (Beijing) previously purchased 51% of the equity in Tianjin Huaneng for a purchase price of approximately $1,689,741. Following consummation of the Agreement and the additional capital contribution, the Company will own approximately 91.82% of the equity interest in Tianjin Huaneng.

Tianjin Huaneng manufactures and installs waste heat recovery systems primarily for use in manufacturing facilities whose manufacturing processes require the generation of large amounts of heat, such as steel and chemical plants. The waste heat can be used to generate hot water at the manufacturing facilities. Tianjin Huaneng’s products include heating pipes, heat exchangers, specialty heating pipes and tubes, high temperature hot blast stoves, heating filters, normal pressure water boilers, solar energy water heaters and radiators. Products and systems manufactured and sold by Tianjin Huaneng during the period from July 1, 2007 (the date of acquisition) through December 31, 2007 represented 19% of our sales revenues for the fiscal year ended December 31, 2007. Tianjin Huaneng’s products are sold in more than 28 provinces in the PRC as well as Singapore and Taiwan.

Item 8.01	Other Events

On October 31, 2008, the Company issued a press release announcing that it had signed a definitive agreement to acquire approximately 29.97% of the equity interest of Tianjin Huaneng and it had contributed an additional RMB 15,740,000 capital to Tianjin Huaneng. The text of the press release issued by the Company is furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

The following are filed as exhibits to this report:

Exhibit No.	Description

Exhibit 1.1	Equity Interest Purchase Agreement, between Beijing Deli Solar Technology Development Co. Ltd. and Tianjin Huaneng Group Energy Equipment Co., Ltd., dated as of October 27, 2008.

Exhibit 99.1	Press release dated October 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2008	China Solar & Clean Energy Solutions, Inc.
(Registrant)

	By:	/s/ Deli Du
Deli Du
President and Chief Executive Officer